Exhibit 10.7.12

Summary Description of November 1, 2006 Compensation Committee Action

Approving 2007 Executive Bonus Opportunities

At a meeting held on November 1, 2006, the Compensation Committee of the Board of Directors of CBL & Associates Properties, Inc. (the “Company”) approved the criteria or matters pursuant to which designated Company executives will be eligible to earn bonuses for the 2007 fiscal year. The amount of the bonus paid to each executive will be based upon the successful continuation and/or completion of development, financing, leasing and re-leasing, temporary leasing, sponsorships, management, accounting, marketing, remodelings, expansions, peripheral property sales, acquisitions and joint ventures with respect to the Company and its properties identified by the Compensation Committee as being within each such executive’s areas of responsibility.

Three of the executives covered by these bonus criteria qualify as “named executive officers” (pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K). The potential bonuses that the Compensation Committee provided that such named executive officers could earn pursuant to the above-stated criteria or matters are as follows: John N. Foy (Vice Chairman of the Board, Chief Financial Officer and Treasurer) – $725,000; Stephen D. Lebovitz (Director, President and Secretary) – $725,000; and Eric P. Snyder (Senior Vice President and Director of Corporate Leasing) – $350,000. The actual amount of any bonus payouts will be dependent on the successful continuation or completion of the projects or matters designated by the Compensation Committee for each such named executive officer (as well as the officer’s continued employment with the Company), although the Compensation Committee also retains the discretion to increase, decrease or eliminate a bonus payment to any officer in accordance with its ultimate evaluation of his performance during the year.

For the Company’s other two named executive officers, Charles B. Lebovitz (Chairman of the Board and Chief Executive Officer) and Augustus N. Stephas (Senior Vice President – Accounting and Controller), the Compensation Committee allocated up to $1,150,000 of funds to be available as bonuses that could be earned by such officers for 2007, consisting of specified maximum bonuses that could be earned by each of these two named executive officers totaling $1,000,000 plus the opportunity to share (together with one other executive officer) in an unallocated discretionary bonus pool of up to $150,000. The potential bonus payouts set by the Compensation Committee for Mr. Lebovitz and Mr. Stephas pursuant to this allocation were as follows: Charles B. Lebovitz - $725,000 plus any additional participation in the unallocated $150,000 pool, and Augustus N. Stephas - $275,000 plus any additional participation in the unallocated $150,000 pool. The actual bonus payments to these two named executive officers, including the amount (if any) to be paid out of the $150,000 unallocated pool, will be determined during the fourth quarter of 2007 by the Compensation Committee, based upon its evaluation of such officer’s performance and contributions to the Company’s overall performance during the year. As in the case of the bonuses described above for the other named executive officers, the ultimate amount of any bonus paid to these two officers will be determined on a discretionary basis by the Compensation Committee, which retains the discretion to increase, decrease or eliminate a bonus payment to any officer prior to the time when it is paid, and is dependent on such officer’s continued employment with the Company.

In the case of both of the bonus mechanisms described above for 2007, each officer who receives a bonus will have the option of electing whether to have his bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan. The number of shares issued with respect to any bonus that an officer elects to receive in the Company’s Common Stock will be determined based on the market value of the Common Stock on the date when such bonus becomes payable.